UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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                        Financial Industries Corporation
                (Name of Registrant as Specified In Its Charter)

                _________________________________________________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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The Registrant provided the following statement to its shareholders:



                        Financial Industries Corporation
                           6500 River Place Boulevard
                               Austin, Texas 78730


                                                                   July 22, 2003


Dear Valued Shareholder:

Like politicians driving a negative campaign, the hedge fund Otter Creek has spent the last few weeks filling your mailbox with comments about Financial Industries Corporation (FIC) and your Board. It is our opinion that Otter Creek's comments are grossly misleading. We would like to thank you for patiently considering each response to what we believe is outright deception on the part of Otter Creek as it pursues a single issue agenda to seize control of your Company at any cost.

We believe that we have offered you verifiable facts to correct the record, and do not intend to engage you in the same type of mudslinging communication as Otter Creek. You, the shareholders deserve a higher standard of professional conduct in the proxy contest. We hope that by voting the WHITE card in time for the Annual Meeting of Shareholders on July 31, 2003, you agree that our positive record speaks affirmatively in favor of your Board.

                            EXPERIENCE YOU CAN TRUST

Your Board is proud to offer you a balanced slate of nominees who believe that it is not only their fiduciary responsibility, but also their personal objective to maximize the investment value of every shareholder of our Company. There are five new nominees on our slate whose relevant experience and qualifications we are excited to introduce to you:

Eugene E. Payne: As Chairman, President, and CEO of your Company, Gene leads the new management team responsible for the design and implementation of your Company's strategic business plan. A nationally recognized management expert, Gene left his position as Chairman of the Management Department at Southwest Texas State University College of Business to accept the leadership role at FIC. Gene retired from the FIC three years ago after serving 12 years as either Chief Operations Officer or Chief Marketing Officer during the time that FIC earned the recognition of Fortune Magazine as one of the Top 100 Growth Companies in the nation. His previous experience includes 8 years as vice president of finance and administration at Texas Tech Medical School. Gene began his career as a management scientist at E.I. DuPont, and worked for Ross Perot at EDS Corporation.

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


Fred W. Lazenby: Ted began his career in the insurance industry as an agent and rose through the ranks to be elected President of National Life in 1980. In 1983, he founded Southlife Holdings where he served as Chairman and CEO. During his tenure, Southlife acquired four life insurance companies in the southeastern United States. Ted took Southlife public in 1986 and merged with Providian
Corporation in 1989. Since 1994, Ted has been President and CEO of LNC Corporation, a private investment company. He is a previous director of the National Bank of Commerce.

Eugene J. Woznicki: Gene is President of National Health Administrators, the largest privately held insurance agency specializing in long-term care insurance. With a background in business administration, he served as vice president of Special Projects for Purolator Products. He also founded and served as President of Nicki International Inc., a construction management firm handling industrial, commercial and residential projects worldwide.


Kenneth S. Shifrin: Ken is Chairman of the Board and CEO of American Physicians Service Group, Inc., a management and financial services firm that provides medical malpractice insurance services for doctors, and brokerage and investment services to institutions and high net worth individuals. Ken brings to your Board significant corporate turn-around experience. Previously he served as Vice President for Finance and Contracts for Fairchild Aircraft Corporation, a subsidiary of Fairchild Industries Corporation, and Senior Management Consultant with Arthur Andersen and Company.

Richard Kosson: A CPA for over forty years, Dick is currently a partner in the public accounting firm of Citrin Cooperman and Company, LLP in Springfield, New Jersey. His clients have included companies in manufacturing, insurance, industrial distribution, and wholesale and service industries. Dick has served previously as Chairman of the New Jersey Society of Certified Public Accountants Insurance Trust, and has served as president and director of various public companies. Dick was appointed to your Board in December of last year, and since has been responsible for strengthening many of your Company's corporate governance policies.

These five individuals join five other experienced nominees whose commitment to you, our shareholders, was proven when they did what the boards of Enron, WorldCom and Global Crossing did not do -- when a corporate wrong-doing was brought to its attention, your Board investigated diligently and efficiently, and it took decisive action in your best interest.

                      YOUR BOARD - YOUR INTEREST AT STAKE!

We believe the interests of our Board are aligned with our shareholders, and it is the dedication and experience of your Board which has stabilized your Company this year.

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


Your Board sought the counsel of independent financial advisor, Salomon Smith Barney, to evaluate all of our options -- including a possible sale -- in order to chart the right course for the company. Implementation of a strategic business plan has, among other things, completed a series of acquisitions in the secondary education financial services market, formed a new targeted marketing alliance in the senior annuities market, and cut sales and marketing costs.

Since we announced in June of this year the progress we have made against our plan, FIC's stock has climbed more than 14%!

We believe that one of the most impressive indicators of the future success of FIC is the belief that our employees have in your Company. This tradition continues as individuals who have become part of the FIC family through recent acquisitions now own 221,000 shares of FIC stock, and have a personal stake in 2.2% of your Company.

                           VOTE THE WHITE CARD TODAY!

In order to continue the progress we have made together, and for the benefit of all of our shareholders, your Board would very much appreciate your support by voting the WHITE card and mailing it in time for the Annual Meeting of Shareholders on July 31, 2003.

                                Sincerely,


                                 /s/ Eugene E. Payne
                                ______________________________________
                                Eugene E. Payne
                                Chairman, President and Chief Executive Officer


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


                                  HOW TO VOTE:

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the enclosed WHITE Proxy Card do not sign or return the gold proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a gold proxy card and want to change your vote, you can do so now by sending in this WHITE proxy card.

4. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.





                              Georgeson Shareholder
                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 274-2148


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